  Exhibit 99.01

ACM Research Reports Fourth Quarter and Fiscal Year 2017 Results

FREMONT, Calif., March 05, 2018 (GLOBE NEWSWIRE) – ACM Research, Inc. (“ACM Research” or the “Company”) (NASDAQ:ACMR), a provider of single-wafer wet cleaning equipment used by manufacturers of advanced semiconductors, today reported financial results for its fourth quarter and fiscal year ended December 31, 2017.

ACM Research’s President and Chief Executive Officer Dr. David Wang stated, “We delivered solid fourth quarter top-line results, topping off a strong 2017 for us. We achieved our 2017 financial goals with revenue growing 33%. Our success this year was a result of strong execution, differentiated technology, and continued expansion of the customer base. We enter 2018 on a high note with a strengthened leadership position in our targeted segment of the semiconductor manufacturing equipment space. We are optimistic about our business outlook, and look forward to further building upon our success in the years ahead.”

Recent Operating Highlights

●
First Commercial Copper Plating Equipment for Mass Production. In the fourth quarter of 2017, the Company successfully shipped its first commercial copper plating equipment for mass production. The tool was shipped to a leading supplier of advanced packaging services in China.

●
Two TEBO-related Patent Applications. ACM further strengthened its core TEBO (Timely Energized Bubble Oscillation) technology portfolio by filing two TEBO-related patent applications in the fourth quarter of 2017.

●
Multiple Orders for SAPS-based tools. In December 2017 and January 2018, ACM Research received binding purchase commitments from five existing customers to purchase $38.1 million of wafer-cleaning tools based on the Company’s SAPS (Space Alternated Phase Shift) technology. The Company expects to recognize revenue from these purchases beginning in the second quarter of 2018 and continuing into the third quarter.

Financial Summary

Quarter

	Three Months Ended December 31,
	GAAP		Non-GAAP (1)
	2017	2016	2017	2016
	(dollars in thousands)
Revenue	$17,192	$14,344	$17,192	$14,344
Gross margin(2)	53.4%	52.9%	53.4%	52.9%
Income from operations(2)	$3,764	$4,266	$3,695	$4,456
Net income attributable to ACM Research, Inc.(2)	$3,384	$1,223	$3,315	$1,413

Year to Date

	For the Year Ended December 31,
	GAAP		Non-GAAP (1)
	2017	2016	2017	2016
	(dollars in thousands)
Revenue	$36,506	$27,371	$36,506	$27,371
Gross margin(2)	47.2%	48.7%	47.2%	48.7%
Income (loss) from operations(2)	$700	$3,490	$2,323	$3,873
Net income (loss) attributable to ACM Research, Inc.(2)	$(316)	$1,031	$1,307	$1,414

(1)
Reconciliations to U.S. generally accepted accounting principles (“GAAP”) financial measures from non-GAAP financial measures are presented below under “Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures.”

(2)
Non-GAAP financial measures exclude stock-based compensation.

●
Revenue. Revenue in the fourth quarter of 2017 increased 19.9% from the comparable quarter in 2016 to $17.2 million. The increase was due to greater sales of single-wafer cleaning equipment and from the first sale of copper plating equipment. Revenue for fiscal year 2017 totaled $36.5 million, an increase of 33.4% from fiscal year 2016, due largely to a higher volume of shipments of single-wafer cleaning equipment.

●
Gross Margin. Gross margins of 53.4% and 47.2%, respectively, in the three and twelve months ended December 31, 2017 were above the range of 40.0% to 45.0% generally anticipated by the Company for the foreseeable future. Gross margin may vary from period to period, primarily related to the level of utilization and the timing and mix of purchase orders. The strong gross margin performance in the fourth quarter of 2017 was due to the sale of the first copper plating equipment, which was manufactured under PRC governmental subsidies.

●
Operating Expenses. Operating expenses in the fourth quarter of 2017 were $5.4 million, up from $3.3 million in the fourth quarter of 2016. Operating expenses in fiscal year 2017 totaled $16.5 million, compared to $9.8 million in fiscal 2016. The increases in operating expenses in the fourth quarter and fiscal year 2017 were due to higher R&D spending, sales and marketing expenses, the cost of preparing for the Company’s initial public offering (“IPO”), and an increase in stock-based compensation.

●
Net Income (Loss) attributable to ACM Research. Net income in the fourth quarter 2017 was $3.4 million, up from $1.2 million in the fourth quarter of 2016. Net loss for fiscal year 2017 was $0.3 million, compared to net income of $1.0 million in fiscal year 2016. Net loss in 2017 reflected increased spending on research and development and customer support, as well as expenses associated with preparation for the IPO as well as an increase in stock-based compensation.

●
Cash and Capital Stock. In November 2017 ACM Research sold 2,233,000 shares of Class A common stock in its initial public offering and an additional 1,333,334 shares in a concurrent private placement, for aggregate gross proceeds of $20.0 million. The Company held $17.7 million in cash as of December 31, 2017.

2018 Revenue Outlook

For fiscal year 2018, the Company expects revenue to be approximately $65 million.

Conference Call Details

A conference call to discuss fourth quarter and fiscal year 2017 results will be held today at 8:00 a.m. U.S. Eastern Time (9:00 p.m. China Time). Dial-in details for the call are as follows. Please reference conference ID 9376915.

	Toll-Free Number	Phone Number
United States	+1 (845) 675-0437	+1 (866) 519-4004
Hong Kong	+852 3018 6771	+852 800906601
Mainland China	+86 (800) 819 0121
+86 (400) 620 8038
Other International	+65 6713 5090

A recording of the webcast will be available on the investor page of the ACM Research website at www.acmrcsh.com for one week following the call.

Use of Non-GAAP Financial Measures

ACM Research presents non-GAAP gross margin, operating income and net income (loss) as supplemental measures to GAAP financial measures regarding ACM Research’s operational performance. These supplemental measures exclude the impact of stock-based compensation, which ACM Research does not believe is indicative of its core operating results. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided below under “Reconciliation of Non-GAAP to GAAP Financial Measures.”

ACM Research believes these non-GAAP financial measures are useful to investors in assessing its operating performance. ACM Research uses these financial measures internally to evaluate its operating performance and for planning and forecasting of future periods. Financial analysts may focus on and publish both historical results and future projections based on the non-GAAP financial measures. ACM Research also believes it is in the best interests of investors for ACM Research to provide this non-GAAP information.

While ACM Research believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures may not be reported by competitors, and they may not be directly comparable to similarly titled measures of other companies due to differences in calculation methodologies. The non-GAAP financial measures are not an alternative to GAAP information and are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures. They should be used only as a supplement to GAAP information and should be considered only in conjunction with ACM Research’s consolidated financial statements prepared in accordance with GAAP.

Forward-Looking Statements

Information presented above under “Financial Summary—Gross Margin” with respect to the expected range of gross margin for the foreseeable future and under “Fiscal 2018 Revenue Outlook” contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may vary significantly from ACM Research’s expectations based on a number of risks and uncertainties, including but not limited to the following: anticipated customer orders or identified market opportunities may not grow or develop as anticipated; customer orders already received may be postponed or canceled; suppliers may not be able to meet ACM Research’s demands on a timely basis; volatile global economic, market, industry and other conditions could result in sharply lower demand for products containing semiconductors and for the company's products and in disruption of capital and credit markets; ACM Research’s failure to successfully manage its operations; and trade regulations, currency fluctuations, political instability and war may materially adversely affect ACM Research due to its substantial non-U.S. customer and supplier base and its substantial non-U.S. manufacturing operations. ACM Research cannot guarantee any future results, levels of activity, performance or achievements. ACM Research expressly disclaims any obligation to update forward-looking statements after the date of this press release.

About ACM Research, Inc.

ACM Research develops, manufactures and sells single-wafer wet cleaning equipment, which semiconductor manufacturers can use in numerous manufacturing steps to remove particles, contaminants and other random defects, and thereby improve product yield, in fabricating advanced integrated circuits.

© ACM Research, Inc. SAPS, TEBO and the ACM Research logo are trademarks of ACM Research, Inc. All rights reserved. Any other trademarks are the property of their respective owners.

For investor and media inquiries, please contact:

In the United States:	The Blueshirt Group Ralph Fong +1 (415) 489-2195 ralph@blueshirtgroup.com
In China:	The Blueshirt Group Asia Gary Dvorchak, CFA +86 (138) 1079-1480 gary@blueshirtgroup.com

ACM RESEARCH, INC.
Condensed Consolidated Balance Sheets

	December 31,
	2017	2016
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$17,681	$10,119
Accounts receivable, less allowance for doubtful accounts of $0 and $0 as of December 31, 2017 and 2016, respectively	26,762	16,026
Other receivables	2,491	1,763
Inventory	15,388	11,666
Prepaid expenses	546	720
Other current assets	46	53
Total current assets	62,914	40,347
Property, plant and equipment, net	2,340	2,262
Intangible assets, net	106	17
Deferred tax assets	1,294	1,841
Investment in equity method affiliates	1,237	-
Total assets	$67,891	$44,467

Liabilities, Redeemable Convertible Preferred and Stock Stockholders’ Equity (Deficit)
Current liabilities:
Short-term borrowings	$5,095	$4,761
Notes payable	11	11
Investors’ deposit	-	2,902
Warrant liability	3,079	-
Accounts payable (including amounts due to a related party of $1,925 and $508 at December 31, 2017 and 2016, respectively)	7,419	5,173
Advances from customers	143	215
Income tax payable	44	44
Other payables and accrued expenses (including amounts due to a related party of $2,024 and $1,883 as of December 31, 2017 and 2016, respectively)	6,026	3,963
Total current liabilities	21,817	17,069
Other long-term liabilities	6,217	6,879
Total liabilities	28,034	23,948
Total redeemable convertible preferred stock (note 15)	-	18,034
Total ACM Research, Inc. stockholders’ (deficit) equity	39,857	(2,434)
Non-controlling interests	-	4,919
Total stockholders’ equity (deficit)	39,857	2,485
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$67,891	$44,467

ACM RESEARCH, INC.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(in thousands, except share and per share data)
Revenue	$17,192	$14,344	$36,506	$27,371
Cost of revenue	8,020	6,761	19,281	14,042
Gross profit	9,172	7,583	17,225	13,329
Operating expenses, net:
Sales and marketing	1,881	1,379	5,500	3,907
Research and development	2,062	960	5,138	3,259
General and administrative	1,465	978	5,887	2,673
Total operating expenses, net	5,408	3,317	16,525	9,839
Income from operations	3,764	4,266	700	3,490
Interest income	2	4	9	16
Interest expense	(80)	(64)	(277)	(181)
Equity in net income of affiliates	16	-	37	-
Non-operating income (expense), net	(261)	(814)	(792)	(343)
Income (loss) before income taxes	3,441	3,392	(323)	2,982
Income tax benefit (expense)	(76)	(536)	(547)	(595)
Net income (loss)	3,365	2,856	(870)	2,387
Less: Net income (loss) attributable to non-controlling interests	(19)	1,633	(554)	1,356
Net income (loss) attributable to ACM Research, Inc.	$3,384	$1,223	$(316)	$1,031

Comprehensive income (loss):
Net income (loss)	$3,365	$2,856	$(870)	$2,387
Foreign currency translation adjustment	(21)	(325)	472	(522)
Comprehensive income (loss)	3,344	2,531	(398)	1,865
Less: Comprehensive income (loss) attributable to non-controlling interests	(22)	1,512	(369)	1,161
Total comprehensive income (loss) attributable to ACM Research, Inc.	$3,366	$1,019	$(29)	$704

Net income (loss) per common shares:
Basic	$0.28	$0.31	$(0.05)	$0.30
Diluted	$0.23	$0.21	$(0.05)	$0.18
Weighted average common stocks outstanding used in computing per share amounts:
Basic	12,013,651	2,475,654	6,865,390	2,176,315
Diluted	14,978,998	3,713,008	6,865,390	3,792,137

ACM RESEARCH, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures

As described under “Use of Non-GAAP Financial Measures” above, ACM Research presents non-GAAP gross margin, operating income and net income (loss) as supplemental measures to GAAP financial measures, each of which excludes stock-based compensation (“SBC”) from the equivalent GAAP financial line items. The following tables reconcile gross margin, operating income and net income (loss) to the related non-GAAP financial measures: